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                                                                EXHIBIT (a)(12)

                        GULF INDONESIA RESOURCES LIMITED


TO: Holders of Stock Options Under the Incentive Stock Option Plan (the "Option Plan") of Gulf Indonesia Resources Limited ("GRL")

DATE:       July 3, 2002

RE: Your Stock Options and the Offer made by Conoco Canada Resources Limited ("Conoco Canada") to Purchase all of the Common Shares of GRL

================================================================================

As you are aware, Conoco Canada, a wholly owned subsidiary of Conoco Inc. (collectively "Conoco"), has made an offer (the "Offer") to purchase all of the common shares (the "GRL Shares") of GRL not owned by Conoco Canada for a cash price of U.S.$13.25 per GRL Share. The Offer is currently set to expire at 6:00 p.m. (New York time) on Friday, July 19, 2002. Formal take-over bid documentation relating to the Offer was mailed to you. YOU ARE ENCOURAGED TO REVIEW THAT DOCUMENTATION AS IT PROVIDES A GREAT DEAL OF INFORMATION RELATING TO THE OFFER. If you did not receive these materials a copy may be obtained from Mr. Jason Doughty, General Counsel of GRL in Jakarta.

This memorandum is being sent to all participants with outstanding stock options in the Option Plan, and is intended to provide you with an explanation regarding alternatives being made available to you with respect to your GRL stock options.

Please be advised that as permitted under the Option Plan the vesting and exercise date for your stock options has been accelerated such that all stock options (including unvested stock options) will become exercisable immediately before the expiration of the Offer. Accordingly, your stock options must now be exercised prior to the expiration of the Offer. After that time, your stock options may no longer be exercised. For your convenience you are being provided two alternatives to exercise your stock options: a cash surrender or an exercise of your stock options with the shares issued being tendered to the Offer.

IT IS VERY IMPORTANT THAT YOU READ THIS MEMORANDUM AND THAT YOU COMPLETE SCHEDULE A AND RETURN IT AS SOON AS POSSIBLE (BY FAX OR IN PERSON (DO NOT MAIL)) AND IN ANY EVENT TO BE RECEIVED NO LATER THAN 4:30 P.M. (CALGARY TIME) ON FRIDAY, JULY 12, 2002 TO ONE OF THE FOLLOWING REPRESENTATIVES OF GRL:

     UTATI UMARJADI                        JENNIFER WOO
     GULF INDONESIA RESOURCES LIMITED      CONOCO CANADA RESOURCES LIMITED
     29TH FLOOR, WISMA 46, KOTA BNI        1600, 401 - 9TH AVENUE S.W.
     JALAN JENDERAL SUDIRMAN KAVLING 1     CALGARY, ALBERTA
     JAKARTA, 10220, INDONESIA             T2P 2H7

     TELEPHONE:(62-21) 575-4111            TELEPHONE: (403) 233-3082
     FAX: (62-21) 575-4488                 FAX: (403) 233-5513

NOTE: YOU CAN CONTINUE TO EXERCISE ANY VESTED OPTIONS IN THE USUAL FASHION BETWEEN NOW AND THE TIME THE OFFER EXPIRES. YOU WILL BE RESPONSIBLE FOR ANY COMMISSIONS AND FEES PAYABLE WITH RESPECT TO SUCH EXERCISE.



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                                      -2-


                                  STOCK OPTIONS

BACKGROUND

Most of you will likely have a number of vested and unvested options to purchase GRL Shares. The agreement entered into between GRL and Conoco in connection with the Offer provides for the acceleration of vesting and exercise of all your stock options (your "Stock Options") such that all Stock Options (including unvested Stock Options) will become exercisable immediately prior to the expiration of the Offer. The expiration of the Offer is currently scheduled to be 6:00 p.m. (New York time) on July 19, 2002. As a result, GRL is putting in place a procedure for you to participate in the Offer with all of your Stock Options. This memorandum and the attached election form outline that procedure.

AS A HOLDER OF STOCK OPTIONS, YOU HAVE BEEN PROVIDED WITH TWO ALTERNATIVES FOR DEALING WITH YOUR STOCK OPTIONS. BOTH ALTERNATIVES REQUIRE YOU TO COMPLETE AND RETURN SCHEDULE A (THE "OPTION ELECTION FORM") ATTACHED HERETO TO EITHER UTATI UMARJADI OR JENNIFER WOO NOT LATER THAN 4:30 P.M. (CALGARY TIME) ON FRIDAY, JULY 12, 2002.

BOTH ALTERNATIVES ARE CONDITIONAL ON THE COMPLETION OF THE OFFER. In the event Conoco does not take up and pay for any GRL Shares under the Offer, the acceleration of vesting and exercise of your Stock Options will not be effective, your election will not take effect, you will not receive any payment for your Stock Options and your Stock Options will continue to exist (both vested and unvested as if the Offer was never made) and will be subject to the terms of the Option Plan under which they were granted on their original terms. For greater clarity, any of your Stock Options for which the vesting and exercise would have been accelerated as a result of Conoco acquiring GRL Shares under the Offer will revert to their previous vesting and exercise status in accordance with the terms of the Option Plan.

Due to possible commissions and fees payable by you with respect to Alternative #2, you may not receive the same amount of money under the two alternatives. In addition, Alternative #2 has more mechanical steps.

PLEASE NOTE THAT ALL STOCK OPTIONS MUST BE EXERCISED PRIOR TO THE EXPIRATION OF THE OFFER AND THAT NO PAYMENTS WILL BE MADE FOR STOCK OPTIONS HAVING AN EXERCISE PRICE OF U.S.$13.25 OR MORE.

Residents of Indonesia will receive the "net" amount in the usual fashion if they choose Alternative #2.

If you select Alternative #1, there will be source deductions in respect of income tax to the extent applicable pursuant to the income tax legislation in your country of residence. If you select Alternative #2, there will be no source deductions for Canadian income tax; however, the employment benefit will be taken into consideration in computing source deductions on cash compensation received in the remainder of 2002.

The attached Schedule B provides a summary of the principal Canadian federal income tax consideration under the two alternatives.



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                                      -3-


ALTERNATIVE #1 - CASH SURRENDER ELECTION

You may elect to surrender all your Stock Options and receive a cash payment from GRL for the in-the-money value of each Stock Option, being the difference between U.S.$13.25 (the Conoco Offer price) and the applicable exercise price of the Stock Option surrendered.

By choosing this alternative, you will not be required to pay the exercise price of your Stock Options. GRL will purchase all of your Stock Options, effective only if and when Conoco takes up and pays for the GRL Shares pursuant to the Offer. GRL will pay you a total amount equal to U.S.$13.25 per GRL Share less the exercise price of each of your Stock Options multiplied by the number of your Stock Options surrendered. Under Alternative #1, GRL will make source deductions in respect of income tax to the extent applicable pursuant to the income tax legislation in your country of residence. Upon receipt of your executed Option Election Form, and upon payment to you of the requisite amount by GRL (which payment will occur within approximately three business days of the date that Conoco first takes up GRL Shares pursuant to the Offer), you will have agreed that all rights in connection with your participation in the Option Plan and all of your Stock Options will be terminated and you will have released GRL, Conoco and their affiliates from any and all claims you may have in respect thereof.

If you wish to choose this alternative to realize the value of your Stock Options in respect of the Offer, you must complete the Option Election Form attached hereto (by indicating your election in the box beside the words "Alternative #1 - Cash Surrender Election" and signing at the bottom of the form where indicated) and returning it by fax or delivering it in person to either of the individuals listed on the first page AS SOON AS POSSIBLE AND IN ANY EVENT NOT LATER THAN 4:30 P.M. (CALGARY TIME) ON FRIDAY, JULY 12, 2002. DO NOT MAIL THE OPTION ELECTION FORM.



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                                      -4-


ALTERNATIVE #2 - OPTION EXERCISE ELECTION

You may elect to exercise your Stock Options. The underlying GRL Shares that you are entitled to receive upon such exercise will be tendered by GRL (on your behalf) to the Offer. By choosing this alternative you will be required to formally exercise your Stock Options. You will be responsible for any fees payable with respect to such exercise.

RESIDENTS OF INDONESIA

Residents of Indonesia will receive the "net" amount in the usual fashion if they choose this alternative.

NON-RESIDENTS OF INDONESIA

IF YOU ARE NOT A RESIDENT OF INDONESIA, YOU ARE REQUIRED TO PAY TO GRL AN AMOUNT EQUAL TO THE AGGREGATE EXERCISE PRICE IN RESPECT OF YOUR STOCK OPTIONS TO BE EXERCISED. PAYMENT MUST BE BY WAY OF CERTIFIED CHEQUE OR BANK DRAFT PAYABLE TO "GULF INDONESIA RESOURCES LIMITED". It is expected that within approximately three business days of Conoco's first take up of the GRL Shares, the proceeds (the "Proceeds") of the sale of the GRL Shares in respect of your exercised Stock Options (U.S.$13.25 per GRL Share) will be paid by Conoco to the Depository under the Offer and will be sent to you thereafter. Under Alternative #2, there will be no source deductions for Canadian income tax; however, the employment benefit will be taken into consideration in computing source deductions on cash compensation received in the remainder of 2002.

By choosing this alternative and upon receipt of your executed Option Election Form and certified cheque or bank draft, if applicable, in accordance with the instructions set out below, you will have agreed that upon payment to you of the Proceeds, all outstanding rights in connection with your participation in the Option Plan and your Stock Options will be terminated and you will have released GRL, Conoco and their affiliates from any and all claims you may have had in respect thereof.

If you wish to choose this alternative to exercise your Stock Options and tender the GRL Shares to the Offer, you must complete the Option Election Form attached hereto (by indicating your election in the box beside the words "Alternative #2
- Option Exercise Election" and signing at the bottom of the Schedule where indicated) and returning it by fax or delivering it in person to either of the individuals listed on the first page AS SOON AS POSSIBLE AND IN ANY EVENT NOT LATER THAN 4:30 P.M. (CALGARY TIME) ON FRIDAY, JULY 12, 2002. DO NOT MAIL THE OPTION ELECTION FORM. In addition, you must also ensure that your certified cheque or bank draft payable to Gulf Indonesia Resources Limited for an amount equal to the aggregate exercise price in respect of your Stock Options to be exercised is RECEIVED BY SUCH INDIVIDUAL NO LATER THAN 4:30 P.M. (CALGARY TIME) ON FRIDAY, JULY 12, 2002.



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                                  SCHEDULE "A"

                        GULF INDONESIA RESOURCES LIMITED

                              OPTION ELECTION FORM


TO:   GULF INDONESIA RESOURCES LIMITED

Upon and subject to the terms and conditions described in the Memorandum of Gulf Indonesia Resources Limited, dated July 3, 2002 to holders of Stock Options under the Incentive Stock Option Plan (the "Memorandum"), I hereby agree to such terms and conditions and elect (with respect to all of my Stock Options):

[ ]   Alternative #1 - Cash Surrender Election; or

[ ] Alternative #2 - Option Exercise Election (my certified cheque or bank draft will follow this election form in accordance with the instructions set out in the Memorandum.)


--------------------------------------   ---------------------------------------
Signature                                Date



--------------------------------------   ---------------------------------------
Name (please print)                      Telephone Number


Please indicate below your address for purposes of mailing your cheque (print clearly).


--------------------------------------------------------------
(Address)

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                                  SCHEDULE "B"

                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations under the two alternatives applicable to a Stock Option held by a resident of Canada for the purposes of the Income Tax Act (Canada). This analysis is applicable to holders of Stock Options who have acquired their Stock Options by virtue of, in the course of, or in respect of their employment with GRL and dispose of such Stock Options to GRL or intend to exercise their Stock Options and tender their GRL Shares pursuant to the Offer. IF YOU HAVE ANY QUESTIONS REGARDING THE TAX IMPLICATIONS RELATING TO YOUR STOCK OPTIONS, YOU SHOULD SEEK INDEPENDENT TAX ADVICE.

ALTERNATIVE #1 - CASH SURRENDER ELECTION

From a Canadian tax perspective, we have been advised by Bennett Jones LLP that the entire cash amount payable to you by GRL in accordance with the cash election (converted into Canadian dollars at the time of receipt) would be deemed to be an employee stock option benefit and would be required to be included in your income from employment in the year the cash is received. FOR GREATER CERTAINTY, THE ONE-HALF STOCK OPTION DEDUCTION WOULD NOT BE AVAILABLE.

GRL would withhold and remit all applicable source deductions on the cash payments made to you on the surrender of your Stock Options to GRL. The amount of your employee stock option benefit would be reported as employment income on your 2002 T-4 slip and would be required to be reported in your 2002 personal income tax return.

ALTERNATIVE #2 - STOCK OPTION EXERCISE ELECTION

From a Canadian tax perspective, we have been advised by Bennett Jones LLP that upon exercise of a Stock Option you would be deemed to have realized an employee stock option benefit equal to the amount by which the fair market value of the GRL Share you receive (computed in Canadian dollars) upon the exercise of a Stock Option exceeds the exercise price (computed in Canadian dollars at the time of exercise) under such employee Stock Option. FOR GREATER CERTAINTY, THE ONE-HALF STOCK OPTION DEDUCTION WOULD NOT BE AVAILABLE.

The initial tax cost of any GRL Share acquired pursuant to the exercise of a Stock Option would be equal to the fair market value of that share at the time it was acquired (computed in Canadian dollars). Assuming you are holding all your GRL Shares as capital property, this initial tax cost would then be averaged with your adjusted cost base for all other GRL Shares held by you to determine the adjusted cost base of each of your GRL Shares. Upon your disposition of GRL Shares pursuant to the Offer you would realize a capital gain (or capital loss) to the extent that the aggregate proceeds of disposition (computed in Canadian dollars at the time of disposition) received by you pursuant to the Offer exceeds (or is less than) the aggregate adjusted cost base of your GRL Shares. GRL intends to take the position that the fair market value of a GRL Share is U.S.$13.25 in all tax filings it makes in respect of Stock Options exercised under this "Alternative #2 - Stock Option Exercise Election".

Under Alternative #2, you would ultimately be responsible for paying all of the tax due in accordance with your income tax obligations for 2002. The amount of your employee stock option benefit would be reported as employment income on your 2002 T-4 and would be
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                                      B-2


required to be reported in your 2002 personal income tax return. In computing your source deductions with respect to cash compensation from employment for the rest of the 2002 calendar year, subject to obtaining a withholding waiver, the amount of the stock option benefit would be taken into account in computing source withholdings on future cash compensation received in 2002. You may wish to contact your local tax services office of the Canada Customs and Revenue Agency to apply for a withholding waiver in cases where hardship arises.